Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE
PEOPLESUPPORT AND ESSAR SERVICES (MAURITIUS) RECEIVE HART-SCOTT-
RODINO CLEARANCE FROM THE FEDERAL TRADE COMMISSION
LOS ANGELES, CA and MUMBAI, INDIA (September 30, 2008) — Aegis BPO, a leading global business process outsourcing (BPO) provider and part of Essar Group, one of India’s largest and fastest growing business conglomerates with an estimated enterprise value of over $50 billion, and PeopleSupport, Inc. (Nasdaq: PSPT), a leading offshore BPO provider, today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the proposed merger with PeopleSupport through Essar Services (Mauritius), a wholly-owned subsidiary of Aegis BPO, has expired without a request for further information by the Federal Trade Commission.
Completion of the transaction is subject to satisfaction of other customary closing conditions, including the approval of the stockholders of PeopleSupport. As previously announced, PeopleSupport has scheduled a special meeting of its stockholders, to be held at 9:00 a.m., Pacific time, on Wednesday, October 8, 2008, to consider and vote on the proposed merger.
About Aegis
Aegis BPO is today one of India’s fastest growing BPO companies with annual revenues of over USD $320 million. It is a part of the ESSAR Group which is one of India’s largest conglomerates in terms of enterprise value. Aegis BPO services some of the world’s largest corporations in the Telecom, Banking, Insurance and Healthcare verticals through its 25 delivery facilities in the U.S. and India. Aegis BPO operates over 14,000 seats and employs over 20,000 people globally. It has been recognized as being one of the largest offshore BPO companies in India and among the top 2 in the Indian domestic sector. Visit website www.aegisbpo.com.
About Essar
The Essar Group is a globally diversified conglomerate with huge business interests in Steel, Energy, Power, Communications, Shipping & Logistics, and Construction. The Essar Group has an estimated enterprise value of over USD $50 billion and employs over 38,000 people worldwide.
With a firm foothold in India, Essar is focused on global expansion with projects and investments in Canada, USA, Africa, the Middle East, the Caribbean and Asia. Visit website www.essar.com.

About PeopleSupport
PeopleSupport, Inc. (Nasdaq: PSPT), is a leading offshore BPO provider that offers customer management, transcription and captioning and additional BPO services for global enterprise clients. From its world-class service delivery centers in the Philippines and Costa Rica, PeopleSupport offers high performance services with deep industry domain knowledge and expertise, resulting in customizable and best practice solutions. By delivering high quality services from offshore locations, PeopleSupport’s service delivery centers reduce costs, improve performance and increase revenues. A majority of PeopleSupport’s services are performed in the Philippines, where PeopleSupport is one of the largest outsourcing companies, employing approximately 8,000 college-educated, fluent English speaking personnel. Headquartered in Los Angeles, California, with approximately 8,500 employees worldwide, PeopleSupport serves clients in a variety of industries, such as travel, consumer, financial services, healthcare, insurance, technology, telecommunications, entertainment and education. For more information, visit www.peoplesupport.com.
PeopleSupport Contacts:
Peter Hargittay
Head of Marketing & Investor Relations
Phone: 310.824.6182
Email: phargittay@peoplesupport.com
Joele Frank / Jamie Moser / Marin Kaleya
Joele Frank, Wilkinson Brimmer Katcher
Phone: 212.355.4449
Aegis Contact:
Essar Group
B. Ganesh Pai
Corporate Communications
Essar, India
Phone: +91 98197 30225
Email: gpai@essar.com
Manisha Awasthi
Telecom Group
Essar, India
Phone: +91 98339 45761
Email: mawasthi@essar.com
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